     As filed with the Securities and Exchange Commission on May 13, 1999
                                                      Registration No. 333-77311
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                SM&A CORPORATION
             (Exact name of registrant as specified in its charter)

          CALIFORNIA                                    33-0080929
(State or other jurisdiction or             (I.R.S. Employer Identification No.)
incorporation or organization)


                       4695 MACARTHUR COURT, EIGHTH FLOOR
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 975-1550
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         MICHAEL A. PIRAINO                              WITH COPIES TO:
PRESIDENT AND CHIEF OPERATING OFFICER                THOMAS J. CRANE, ESQ.
         SM&A CORPORATION                          ALISON M. BARBAROSH, ESQ.
4695 MACARTHUR COURT, EIGHTH FLOOR                    RUTAN & TUCKER, LLP
  NEWPORT BEACH, CALIFORNIA 92660               611 ANTON BOULEVARD, SUITE 1400
         (949) 975-1550                           COSTA MESA, CALIFORNIA 92626
(Name, address, including zip code, and telephone       (714) 641-5100
number, including area code, of agent for service)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                CALCULATION OF REGISTRATION FEE
====================================================================================================================================
      TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM         PROPOSED MAXIMUM
         SECURITIES TO BE              AMOUNT TO BE        OFFERING PRICE PER       AGGREGATE OFFERING           AMOUNT OF
            REGISTERED                REGISTERED(1)             SHARE (2)                PRICE (2)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common stock, no par value           2,838,611 shares(3)          $6.813               $19,338,037                $1,242.91(4)
====================================================================================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2) In accordance with Rule 457(c), the aggregate offering price of shares of SM&A's common stock is estimated solely for purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c) as of May 12, 1999.
(3) The number of shares of Common Stock registered hereunder includes 714,841 shares which were issued at the closing of the acquisition of Decision-Science Applications, Inc., and 774,734 shares which were issued at the closing of the acquisition of Space Applications Corporation. The number of such shares of Common Stock registered hereunder also includes an additional 537,464 shares which will be issued to the former stockholders of Space Applications Corporation pursuant to the terms of the Agreement and Plan of Reorganization and Merger.
(4)  A registration fee in the amount of $4,133.06 has previously been paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                                SM&A CORPORATION
                       4695 MACARTHUR COURT, EIGHTH FLOOR
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 975-1550

                 2,838,611 SHARES OF (NO PAR VALUE) COMMON STOCK


         The stockholders listed in this Prospectus under the Section "Registered Stockholders" may offer and sell a total of 2,838,611 shares of our company's common stock, no par value. The Registered Stockholders include stockholders who own shares of our common stock pursuant to our acquisition of Space Applications Corporation and Decision-Science Applications, Inc., plus additional stockholders of our company. This Prospectus has been prepared for the purposes of registering the shares under the Securities Act of 1933, as amended (the "Securities Act"), to allow the Registered Stockholders to make future sales to the public without restriction. To our knowledge, the Registered Stockholders have made no arrangement with any brokerage firm for the sale of the shares.

         The Registered Stockholders may sell their shares of common stock described in this Prospectus for their own benefit in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The Registered Stockholders may sell the shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Registered Stockholders. The compensation to a particular underwriter, broker-dealer or agent may be in excess of customary commissions. The Registered Stockholders will pay all commissions, transfer taxes and other expenses associated with their sales of the shares. We will pay the expenses of the preparation of this Prospectus. We have agreed to indemnify the Registered Stockholders against certain liabilities, including liabilities arising under the Securities Act. We will not receive any of the proceeds from the Registered Stockholders' sales of the shares. In addition to sales under this Prospectus, the Registered Stockholders may also engage in other sales of shares under Rule 144 or other exempt resale transactions. There can be no assurance that any or all of the Registered Stockholders will sell any or all of the shares offered pursuant this Prospectus. More information is provided in the section titled "Plan of Distribution."

         Our common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is currently traded on the Nasdaq National Market under the symbol "WINS." On April 23, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $8.25 per share.
                                 ______________

            SEE "RISK FACTORS" BEGINNING ON PAGE 4, FOR A DISCUSSION
           OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.
                                 ______________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      This Prospectus is dated May 13, 1999

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION..........................................  2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  3
RISK FACTORS.................................................................  4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS....................  9
USE OF PROCEEDS.............................................................. 10
REGISTERED STOCKHOLDERS...................................................... 11
PLAN OF DISTRIBUTION......................................................... 18
LEGAL MATTERS................................................................ 20
EXPERTS...................................................................... 20
RECENT DEVELOPMENTS.......................................................... 20
INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................... 20


         This Prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission (the "SEC"). You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. The Registered Stockholders will not make an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606 and Northeast Regional Office at 7 World Trade Center, New York, New York 10048. You can also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public references facilities.

         Our common stock is traded on the Nasdaq National Market under the symbol "WINS." You may inspect reports, proxy statements and other information concerning us at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 2006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and information that we file subsequently with the SEC will automatically update this Prospectus. We incorporate by reference the documents listed below:

         o Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC on March 31, 1999 pursuant to the Securities Exchange Act of 1934, as amended.

         o Definitive Proxy Statement concerning the Annual Meeting of Stockholders to be held on May 18, 1999, as filed with the SEC on March 31, 1999.

         o Current Report on Form 8-K, relating to the acquisition of Space Applications Corporation, filed with the SEC on June 4,1998, as amended.

         o        Current Report on Form 8-K, as filed with the SEC on August
                  19, 1998.

         o Current Report on Form 8-K, relating to the acquisition of Decision-Science Applications, Inc., filed with the SEC on August 21, 1998, as amended.

         o The description of our common stock contained in our Registration Statement on Form 8- A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed to update such description.

         o All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of our fiscal year ended December 31, 1998.

         We also incorporate by this reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. Documents filed with the SEC after the date of this Prospectus are made a part of this Prospectus as of the date such documents are filed with the SEC.

         Any statement in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded to the extent that a statement contained in this Prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes such statement. If any statement is so modified or superseded, it does not constitute a part of this Prospectus, except as so modified or superseded.

         You may request a copy of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, at no cost, by writing to or telephoning us at the following address:

                        SM&A Corporation
                        Attention:  Michael A. Piraino, President
                        4695 MacArthur Court, Eighth Floor
                        Newport Beach, California 92660
                        (949) 975-1550

                                  RISK FACTORS



IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING ANY SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

THERE ARE RISKS THAT OUR ACQUISITION STRATEGY WILL NOT RESULT IN ANTICIPATED ECONOMIC AND OPERATIONAL BENEFITS

         An element of our growth strategy is to expand our operations through the acquisition of complementary businesses. We cannot be sure that we will be able to identify suitable acquisition candidates. If identified, we are not sure we will be able to acquire such companies on suitable terms. Also, other companies which may have greater resources than us may compete for acquisition candidates. Such competition could result in an increase in the price of acquisition targets and a decrease in the number of attractive companies available for acquisition by us.

         There can be no assurance that the anticipated economic, operational and other benefits of our acquisition of Space Applications Corporation or Decision-Science Applications, Inc., or any future acquisitions, will be realized. We cannot be sure that we will be able to successfully integrate acquired businesses in a timely manner without substantial costs, delays or other operational or financial problems. The difficulties of such integration may initially be increased by our need to integrate personnel with different business backgrounds and corporate cultures. In addition, acquisitions may involve our spending significant funds. Our failure to effectively integrate the acquired companies may adversely affect our ability to bid successfully on certain engagements and otherwise grow our business. Client dissatisfaction or performance problems at a single acquired company could have an adverse effect on our reputation as a whole, and this could result in increased difficulty in marketing services or acquiring companies in the future. In addition, we cannot be certain that the acquired companies will operate profitably or will not otherwise hurt operating results. There are other risks with acquisitions. These include diversion of management attention, potential loss of key clients or personnel, risks associated with unanticipated problems, liabilities or contingencies and risks of entering markets in which we have limited or no direct expertise. The occurrence of some or all of the events described in these risks could have a material adverse effect on our business, operating results and financial condition.

WE MAY FAIL TO MANAGE OUR FUTURE GROWTH EFFECTIVELY

         We are currently experiencing significant growth and we intend to pursue further growth as part of our business strategy. Our ability to manage the growth of our operations will require us to continue to improve our operational, financial and other internal systems and to attract, develop, motivate and retain our employees. Our rapid growth has presented and will continue to present numerous operational challenges, such as the assimilation of financial reporting systems and increased pressure on our senior management and will increase the demands on our systems and internal controls. In addition, our success depends in large part upon our ability to attract, develop, motivate and retain highly-skilled professionals and administrative employees. Our growth strategy will require an increase in our personnel, particularly skilled systems engineers and program managers. Qualified professionals are currently in great demand and there is significant competition for employees with the requisite skills from other major and boutique consulting firms, research firms, government contractors, proposal management or business acquisition departments of major corporations and other professional services firms. There can be no assurance that we will be able to attract and retain the qualified personnel necessary to pursue our growth strategy. There can be no assurance that we will be able to maintain or increase our current rate of growth, effectively manage our expanding operations or achieve planned growth on a timely or profitable basis. To the extent that we are unable to manage our growth effectively and efficiently, our business, financial condition and results of operations could be materially and adversely affected.

OUR BUSINESS DEPENDS SUBSTANTIALLY ON THE DEFENSE INDUSTRY AND A REDUCTION IN THE VOLUME OF CONTRACTS OR SUBCONTRACTS TO BE BID UPON BY OUR CLIENTS MAY RESULT IN A REDUCTION IN THE VOLUME OF PROPOSALS WE MANAGE

         Approximately 56.3% of our revenues were derived from Proposal Management Group services related to government procurement contracts for the fiscal year ended December 31, 1998. In addition, a significant portion of our revenues are derived from contracts or subcontracts with the U.S. Government. For the foreseeable future, we expect that the percentage of our revenues attributable to such contracts will continue to be substantial. U.S. Government expenditures for defense products may decline in the future with such reductions having an effect on our clients, or, indirectly, on us. A number of trends may contribute to such a decline, including:

         o large weapon systems being replaced with smaller, more precise high technology systems

         o multiple procurements for similar weapons being consolidated into joint service procurements, such as the Joint Strike Fighter

         o threat scenarios evolving away from global conflicts to regional conflicts

         o the continuing draw down of U.S. military forces in response to the end of the Cold War

         In the event expenditures for products of the type manufactured by our clients are reduced and not offset by other new programs or products, there will be a reduction in the volume of contracts or subcontracts to be bid upon by our clients and, as a result, a reduction in the volume of proposals managed by us. Unless offset, such reductions could materially and adversely affect our business, operating results and financial condition.

THE RISKS ASSOCIATED WITH GOVERNMENT CONTRACTING COULD RESULT IN FINES, PENALTIES AND TERMINATION OF U.S. GOVERNMENT CONTRACTS AND SUBCONTRACTS

         We are subject to risks associated with compliance with governmental regulations, both directly and through our government-contractor clients. The fines and penalties which could result from noncompliance with appropriate standards and regulations, or a client's suspension or debarment from the bidding process for future government contracts could have a material adverse effect on our business, operating results and financial condition. We rely for the continuance and expansion of our business on a facility security clearance from the U.S. Government, and individual security clearances, at various levels, for nearly all members of our staff. There can be no assurance that necessary security clearances will continue to be made available by the U.S. Government.

         In addition, a significant portion of our revenues are derived from contracts or subcontracts with the U.S. Government. Our services are performed pursuant to the following types of contracts:

         o    cost reimbursable
         o    time-and-materials
         o    fixed-price contracts and subcontracts

Under fixed-price contracts and time-and-materials contracts, we bear any risk of increased or unexpected costs that may reduce our profits or cause us to sustain a loss.

         Our U.S. Government contracts and subcontracts are subject to termination, reduction or modification as a result of changes in the U.S. Government's requirements or budgetary restrictions, or at the convenience of the U.S. Government. When we participate as a subcontractor, we are also subject to the risk that the primary contractor may fail or become unable to perform its duties and responsibilities as a prime contractor. If a contract were to be terminated for convenience, we would be reimbursed for allowable costs incurred up to the date of termination and would be paid a proportionate amount of the stipulated profits or fees attributable to the work actually performed.

         Contracts with the U.S. Government are generally complex in nature, and require us to comply with numerous U.S. Government regulations regarding discrimination in the hiring of personnel, fringe benefits for employees, safety, safeguarding classified information, responsibility for U.S. Government property, fire prevention, equipment maintenance, record keeping and accounting, management qualifications, drug free work place and numerous other matters.

         Under certain circumstances the U.S. Government can suspend or bar individuals or firms from obtaining future contracts with the U.S. Government for specified periods of time. Any such suspension or disbarment of us of or our major clients could have a material adverse effect upon us. Our books and records are subject to audit by the Defense Contract Audit Agency, which can result in adjustments to contract costs and fees. If any costs are improperly allocated to a contract, such costs are not reimbursable and, if already reimbursed, will require us to refund such amounts to the government. If improper or illegal activities are discovered in the course of any audits or investigations, the contractor may also be subject to various civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. If we become subject to penalties or sanctions, such penalties or sanctions could have a material adverse effect on our business, financial condition and results of operations.

WE RELY ON A RELATIVELY LIMITED NUMBER OF CLIENTS AND THE LOSS OF ANY SIGNIFICANT CLIENT COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITIONS

         We derive a significant portion of our revenues from a relatively limited number of clients. For example, our revenues from ten most significant clients accounted for approximately 76.0%, 90.3%, 98.0%, 92.9% and 91.2% of our total revenues for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively. Three clients, the U.S. Government, Lockhead Martin Corporation, and Raytheon Company accounted for approximately 57.2% and 33.3% of our total revenues for the years ended December 31, 1998 and 1997, respectively. Lockheed Martin Corporation is our single largest commercial client, accounting for approximately 16.6%, 22.5% and 22.9% of our total revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

         Clients typically retain us for major proposals as needed on an engagement basis rather than pursuant to long-term contracts, and a client can usually terminate our engagement at any time without a significant penalty. Moreover, there can be no assurance that our existing clients will continue to engage us for additional assignments or do so at the same revenue levels. The loss of any significant client could materially and adversely affect our business, financial condition and results of operations. In addition, the level of our services required by an individual client may diminish over the life of its relationship with us, and there can be no assurance that we will be successful in establishing relationships with new clients as this occurs.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND OUR GROWTH PROSPECTS COULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE ARE UNSUCCESSFUL IN OUR EFFORTS TO COMPETE

         The market for proposal management services in the procurement of government and commercial contracts for aerospace and defense is a niche market with a number of competitors. We are the largest provider of such services and principally compete with numerous smaller proposal management companies in this highly specialized industry. We also compete with some of our clients' internal proposal development resources.

         We recently entered and seek to achieve significant growth in the contract support services market, however, there can be no assurance that we will be successful in such efforts. The market for services in the contract support industry is highly competitive, highly fragmented and subject to rapid change. Such competition is likely to increase in the future. Many of our competitors have greater personnel, financial, technical and marketing resources than us. Such competitors include many larger management consulting firms such as McKinsey & Company, Booz Allen & Hamilton, and Science Applications International Corp., as well as the consulting arms of major accounting firms. We also compete with our clients' in-house resources. This source of competition may increase as consolidation of the aerospace and defense industry creates larger organizations. In addition, there can be no assurance that we will be successful in such efforts. In addition, significant further expense for sales and marketing may require us to promote a major expansion of our services in such area. If we are unsuccessful in our efforts to penetrate further the market for such services, or if our current 89.6% win rate in the proposal management business drops significantly, our growth prospects could be materially and adversely affected.

BECAUSE WE BELIEVE OUR PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF SUCH RIGHTS OR CLAIMS OF INFRINGEMENT OR LEGAL ACTIONS RELATED TO INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION

         We rely upon a combination of nondisclosure and other contractual arrangements and trade secret, patent, copyright and trademark laws to protect our proprietary rights. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

         Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, we are subject to the risk of claims alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement.

WE RELY HEAVILY UPON OUR KEY EMPLOYEES AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         Our success is highly dependent upon the efforts, abilities, business generation capabilities and project execution of our executive officers, in particular those of Steven S. Myers, our Chief Executive Officer and Chairman of the Board, and Michael A. Piraino, our President and Chief Operating Officer. We entered into a two-year employment agreement with Mr. Myers in November 1997, and a three-year employment agreement with Mr. Piraino in December 1998. The loss of the services of either of these individuals for any reason could materially and adversely affect our business, operating results and financial condition, including our ability to secure and complete engagements. We currently maintain a key- man life insurance policy in the amount of $2.0 million on Mr. Myers and are in the process of obtaining such a policy on Mr. Piraino.

OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY

         We may experience significant fluctuations in future quarterly operating results due to a number of factors, including the size, timing and duration of client engagements.

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY WHICH COULD RESULT IN LITIGATION AGAINST US

         Our common stock was first publicly traded on January 29, 1998 after our initial public offering at $12.00 per share. Between January 29, 1998 and April 23, 1999, the closing sale price has ranged from a low of $8.25 per share to a high of $31.13 per share. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

         o        quarterly fluctuations in results of operations

         o adverse circumstances affecting the introduction or market acceptance of new services offered by us

         o        announcements of new services by our competitors

         o        our loss of key employees

         o changes in the regulatory environment or market conditions affecting the defense and aerospace industry

         o        changes in earnings estimates by analysts

         o lack of market liquidity resulting from a relatively small amount of public stock float

         o        changes in generally accepted accounting principles

         o        sales of common stock by existing holders

         o the announcement and market acceptance of proposed acquisitions

         The market price for our common stock may also be affected by our ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

YEAR 2000 ISSUES COULD AFFECT OUR BUSINESS

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations. We have performed a review of our internal systems to identify and resolve the effect of Year 2000 software issues on the integrity and reliability of our financial and operational systems.

         Based on this review, our management believes that our internal systems are substantially compliant with Year 2000 issues. In addition, we are also communicating with our principal service providers to ensure Year 2000 issues will not have an adverse impact on us. If we, and third parties upon which we rely, are unable to address this issue in a timely manner, it could result in a material financial risk to us. In order to assure that this does not occur, we plan to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

         Additionally, we noted some risk with legacy products marketed and maintained by us, the vast majority of which have been delivered to the U.S. Government. Information which we have collected to- date regarding such legacy products indicates that while some products were designed with date and time functions, most of our products have been heavily modified by the licensee or by a third party integrator with whom we have no obligatory agreement. Consequently, management believes the exposure has been reduced. However, we will continue to evaluate these products and implement remediation plans, as deemed appropriate. These products do not affect our internal operations.

OUR PRINCIPAL SHAREHOLDER HAS SIGNIFICANT CONTROL OVER SM&A, WHICH COULD PREVENT A CHANGE IN CONTROL AND MAY ADVERSELY AFFECT RIGHTS OF OTHER HOLDERS OF OUR COMMON STOCK

         Steven S. Myers, our Chief Executive Officer and Chairman of the Board, beneficially owns approximately 43.9% of our outstanding common stock and will have the ability to control or significantly influence the election of directors and the results of other matters submitted to a vote of stockholders. Such concentration of ownership may have the effect of delaying or preventing a change in control of SM&A and may adversely affect the voting or other rights of other holders of common stock. Our Board of directors is currently comprised entirely of individuals supported by Mr. Myers.

IF WE ISSUE PREFERRED STOCK, THE RIGHTS OF HOLDERS OF COMMON STOCK WILL BE SUBJECT TO THE RIGHTS OF HOLDERS OF PREFERRED STOCK

         Our Board of Directors has the authority to issue up to ten million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of the preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. We have no present plan to issue any shares of preferred stock.

THE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE PRICE OF OUR PUBLICLY TRADED STOCK

         As of April 23, 1999, we had 16,364,584 shares of common stock outstanding. As of April 23, 1999, we had outstanding options to acquire, subject to certain vesting requirements, 1,630,300 shares of common stock pursuant to our 1997 Stock Option Plan. Additionally, in connection with our acquisition of Space Applications Corporation, options were granted to purchase an aggregate of 175,906 shares of our common stock. In addition, due to certain price protection provisions relating to the shares of common stock issued in connection with the acquisition of Space Applications Corporation, we are required to issue an aggregate of 537,464 additional shares of common stock to former stockholders of Space Applications Corporation. We also may be required to issue additional shares of our common stock upon exercise of stock options by the former SAC stockholders, depending upon the average closing price of our common stock on the NASDAQ National Market for the twenty (20) trading days immediately before the effective date of a registration statement on Form S-8. See "Registered Stockholders" for a discussion of the SAC Acquisition.

         We have registered on a registration statement on Form S-8 all 1,500,000 shares of common stock underlying the options outstanding or issuable under our 1997 Stock Option Plan. The possibility that substantial amounts of common stock may be sold in the public market would likely have a material adverse effect on prevailing market prices of our common stock and could impair our ability to raise capital through the sale of our equity securities.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus and certain statements incorporated by reference from documents we filed with the SEC are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such statements include those regarding the development or possible assumed future results of operations of our business, the markets for our services, anticipated capital expenditures, regulatory developments, any statements beginning with, or ending with, or including the words "believes," "expects," "anticipates," or similar expression, and other statements contained or incorporated by reference in this Prospectus regarding matters that are not historical facts. Forward-looking statements necessarily involve risks and uncertainties, and SM&A's actual results may differ materially from those expressed or implied by such forward-looking statements due to a number of factors, including those set forth under the section titled "Risk Factors" and elsewhere in this Prospectus. You should carefully read the factors set forth in the section titled "Risk Factors" and other cautionary statements made in this Prospectus, and you should understand that those factors and statements are applicable to all related forward-looking statements wherever they appear in this Prospectus. We do not undertake any obligation to release publicly any revision to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events, except as may be required by the federal securities laws.

                                 USE OF PROCEEDS

The Registered Stockholders will directly receive the proceeds from the sale of the shares. We will not receive any proceeds from the sale of the shares offered by this Prospectus.

                             REGISTERED STOCKHOLDERS

         We issued 819,743 shares of common stock to former SAC stockholders on May 29, 1998, pursuant to the terms of an Agreement and Plan of Reorganization and Merger (the "SAC Merger Agreement"), where we acquired 100% of the outstanding common stock of SAC (the "SAC Acquisition"). As part of the SAC Acquisition, we agreed to protect the former SAC stockholders against declines in the price of our common stock. The SAC Merger Agreement provides that we will issue additional shares of our common stock if, upon the effective date of this Registration Statement, the average closing price of our common stock on the NASDAQ National Market for the twenty (20) trading days immediately before the effective date of this Registration Statement (the "Registration Closing Average") is less than $13.931. We will issue to the former SAC stockholders that number of shares of our common stock per share issued in the SAC Acquisition, valued at the Registration Closing Average, equal to the difference between $13.931 and the Registration Closing Average. The average closing price of our common stock for the twenty trading days up to and including May 12, 1999 is $8.225 and, therefore, the aggregate number of such additional shares being issued to former SAC stockholders is 537,464.

         We also issued 714,841 shares of common stock to former DSA stockholders on August 20, 1998, pursuant to the terms of an Agreement and Plan of Reorganization and Merger, where we acquired 100% of the outstanding common stock of DSA (the "DSA Acquisition").

         In connection with the SAC Acquisition and the DSA Acquisition, we entered into Registration Rights Agreements with those Registered Stockholders who are former SAC and DSA stockholders, in which we agreed to file a Registration Statement with the SEC to register for resale the shares of our common stock they received pursuant to the SAC Acquisition and the DSA Acquisition.

         In addition, 811,572 shares of our common stock are being registered on behalf of certain other shareholders of our company.

         The following table sets forth certain information as of April 23, 1999, with respect to each Registered Shareholder for whom we are registering securities for resale to the public. We will not receive any of the proceeds from the sale of the shares by the Registered Stockholders. None of the Registered Stockholders will beneficially own more than 1% of our outstanding shares after the sale of the securities offered hereby.


                            NUMBER OF SHARES        NUMBER OF SHARES            NUMBER OF SHARES
     NAME OF REGISTERED    BENEFICIALLY OWNED    BEING OFFERED PURSUANT           BENEFICIALLY
         SHAREHOLDER          PRIOR TO THIS       TO THIS PROSPECTUS(3)    OWNED AFTER OFFERING(4)(5)
                             OFFERING(1)(2)
     ------------------    ------------------    ----------------------    --------------------------

Guy A. Ackerson                 102,966                102,966                         0

Kathleen A. Ackerson             17,924                 17,924                         0

Betty B. Allman(6)                1,236                  1,236                         0

Michael H. Alonso                 3,379                  3,379                         0

Thomas J. Amrhein                49,836                 46,836                     3,000

James L. Anderes                  4,390                  4,390                         0

Johnny N. Asberry                 4,947                  4,947                         0

Harry F. Bascom                   7,063                  7,063                         0

Nathaniel E. Bent                 9,497                  9,497                         0

Jodine L. Bergen(6)               4,121                  4,121                         0

Debra D. Berry(6)                 4,121                  4,121                         0


                            NUMBER OF SHARES        NUMBER OF SHARES            NUMBER OF SHARES
     NAME OF REGISTERED    BENEFICIALLY OWNED    BEING OFFERED PURSUANT           BENEFICIALLY
         SHAREHOLDER          PRIOR TO THIS       TO THIS PROSPECTUS(3)    OWNED AFTER OFFERING(4)(5)
                             OFFERING(1)(2)
     ------------------    ------------------    ----------------------    --------------------------

Glenn V. Boeshaar(6)             74,176                 74,176                           0

Phillip Bruce(6)                 10,303                 10,303                           0

Wallace Thomas Bucher, Jr.
and Patricia Ann
Bucher, Trustees, W.T. and
P.A. Bucher Revocable Trust
dated 3/7/97(9)                  48,513                 46,513                       2,000

Phillip A. Burns                  7,965                  7,965                           0

Peter Cappelano                   4,335                  4,335                           0

Robert G. Carlisle                6,078                  5,378                         700

John T. Clancy                   10,899                 10,899                           0

Lawrence M. Clarke,  Jr.         10,212                 10,212                           0

Daniel P. Croghan                 3,240                  3,040                         200

Charles A. Cullian(10)           89,908                 85,908                       4,000

Kai K. Dai(6)                       825                    825                           0

Lawrence A. Danforth              5,481                  5,481                           0

Peter J. Dukellis(6)              3,091                  3,091                           0

Gary K. Eiserman                 14,994                 14,994                           0

Roger D. Ellis                    8,471                  8,471                           0

Jeffrey A. Evans                  6,918                  6,918                           0

Diane M. Feldstein                4,528                  4,528                           0

Anthony J. Feldstein              6,540                  6,540                           0

Simeon H. K. Fitch                4,065                  4,065                           0

James E. Fucillo                 21,540                 21,540                           0

George F. Gorman                 14,537                 14,537                           0

Cheryl D. Green                   4,683                  4,683                           0

Christopher M. Green              5,049                  5,049                           0

Mark W. Gulick                    5,674                  5,674                           0

Christopher R. Hamlett            4,676                  4,676                           0

John W. Harms(6)                 12,363                 12,363                           0

Stanley Hee, Trustee of The
Hee Family Trust(6)             330,287                330,287                           0

Thomas F. Heinsheimer,
Trustee of the
Heinsheimer Living Trust
Dated July 17, 1968(11)         189,137                179,887                       9,250

Richard L. Hodges, Jr.            7,399                  7,399                           0

Ronald and Linda Hunn
Trust Dated
January 26, 1990(12)             69,952                 69,852                         100

Douglas H. Hurlburt               6,777                  6,777                           0

Kathleen E. Keller               18,988                 18,988                           0

Sean M. Kelley                    3,876                  3,876                           0

David H. Kellogg                 29,069                 29,069                           0



                            NUMBER OF SHARES        NUMBER OF SHARES            NUMBER OF SHARES
     NAME OF REGISTERED    BENEFICIALLY OWNED    BEING OFFERED PURSUANT           BENEFICIALLY
         SHAREHOLDER          PRIOR TO THIS       TO THIS PROSPECTUS(3)    OWNED AFTER OFFERING(4)(5)
                             OFFERING(1)(2)
     ------------------    ------------------    ----------------------    --------------------------

Anne S. Kelly, Trustee of the
Kelly Living Trust Dated
5/29/81(6)                        51,512               51,512                            0

James D. Kiernan                   4,033                4,033                            0

Waymouth G. Knight(6)              1,648                  412                        1,236

Joseph C. Krupp and
Margaret M. Krupp,
Trustees of The Joseph C.
and Margaret M. Krupp
Living Trust Dated
January 29, 1997                  14,768               14,768                            0

Robert W. Krueger(6)              19,966               19,966                            0

Wesley M. Kurowski                21,336               21,336                            0

Richard A. Kuseski(6)              4,121                4,121                            0

Lawrence R. Lausten               17,328               17,328                            0

Earl Lazarus                      19,436               19,436                            0

Fook Wah Leong                     7,423                7,423                            0

Amos Lu(6)                        82,417               20,604                       61,813

Amos Lu, Trustee of the
Amos Lu Small Fund
Living Trust(6)                   20,604               20,604                            0

Gary L. Lucas                     53,082               53,082                            0

Alfred E. Lyle(6)                 32,967               32,967                            0

James F. Madewell and
Arlene F. Madewell,
Trustees, J & A Madewell
Revocable Trust(13)               64,539               63,539                        1,000

Robert P. Maloney                 10,777               10,777                            0

Steven R. Mast(6)                 41,209                4,121                       37,088

Chad A. McAllister                10,205               10,205                            0

David E. McDevitt &
Ann E. McDevitt(14)               56,037               50,787                        5,250

Theresa M. McGrath                 3,592                3,592                            0

James R. McNeece                  16,348               16,348                            0

Michael R. Megargee                5,511                4,311                        1,200

Charles J. Meyers Jr. &
Margaret C. Meyers, Trustees
UA Dtd Feb. 13, 98 The Charles
J. Meyers Jr. & Margaret C.
Meyers Trust(15)                  51,207               48,207                        3,000

John W. Montgomery &
Dian Y. Montgomery,
Trustees of the J. and D.
Montgomery Revocable
Trust(16)                        127,608              123,608                        4,000

Thomas J. Morin                   10,376               10,376                            0

Robert H. Morrell(6)              39,149                2,061                       37,088

Irene S. Murphy(6)                   412                  412                            0

Randy E. Nees                      3,554                3,554                            0

Patricia D. Nelson(6)              4,121                4,121                            0

William J. Nevills                 5,428                5,428                            0



                            NUMBER OF SHARES        NUMBER OF SHARES            NUMBER OF SHARES
     NAME OF REGISTERED    BENEFICIALLY OWNED    BEING OFFERED PURSUANT           BENEFICIALLY
         SHAREHOLDER          PRIOR TO THIS       TO THIS PROSPECTUS(3)    OWNED AFTER OFFERING(4)(5)
                             OFFERING(1)(2)
     ------------------    ------------------    ----------------------    --------------------------

John W. Newell(6)                16,483                16,483                            0

Susan Y. Park                     7,381                 7,381                            0

Ajaykumar K. Patel &
Elizabeth Ann Stillman(17)       56,135                51,435                        4,700

Robin M. Pettit                   5,768                 5,768                            0

Arnold C. Rausch                  7,399                 7,399                            0

Dana R. Rauscher                 15,987                15,987                            0

Sue Ellen Reavill                   626                   626                            0

Kathleen E. Reece                 7,099                 7,099                            0

Starla L. Richman                 4,341                 4,341                            0

Paul E. Scesney                  14,668                14,668                            0

Paul M. Shayda                    6,268                 6,268                            0

Roger H. Skinner(6)             554,257               554,257                            0

Clarence E. Smith(6)             55,202                34,598                       20,604

Joseph G. Smith                   7,131                 7,131                            0

Space Applications Corporation
Employer Stock Trust(6)(7)       63,815                63,815                            0

Janice G. Stringfellow(6)           412                   412                            0

Philip G. Tomlinson              38,992                38,992                            0

Annette L. Totten                 5,129                 5,129                            0

James L. Wagner                  14,960                14,960                            0

Christopher A. Warner             3,548                 3,548                            0

Thelma G. Welter, Trustee
of the Thelma G. Welter
Living Trust(6)                  41,209                41,209                            0

Steven R. Williams                8,287                 8,287                            0

Kenneth M. Wisehart
and Holly ann
Wisehart(18)                     48,000                45,000                        3,000

-----------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The number of shares of common stock owned prior to this offering includes shares of common stock issued to certain Registered Stockholders pursuant to the SAC Acquisition and the DSA Acquisition, plus any additional shares of our common stock beneficially held by the Registered Stockholder. The number of shares beneficially owned and being offered pursuant to this Prospectus includes that number of shares placed in an escrow account pursuant to the terms and conditions of the SAC and DSA acquisition agreements, and an aggregate of 537,464 additional shares which will be issued to the former SAC stockholders pursuant to the terms of the SAC Merger Agreement. Except for the shares placed in an escrow account, and except as otherwise indicated by footnote and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Based on an aggregate of 16,364,584 shares of common stock issued and outstanding as of April 23, 1999.

(2) Includes 195,529 shares issuable upon exercise of outstanding stock options which are exercisable during the 60 day period commencing April 20, 1999, which includes our good faith estimate of additional shares which may be issued upon exercise of stock options by the former SAC stockholders pursuant to the terms of the SAC Merger Agreement. Such estimate is based upon the average closing price of our common stock for the twenty trading days up to and including May 12, 1999, which is $8.225. The exact number of such additional shares will be adjusted if, upon the effective date of a registration statement on Form S-8, the average closing price of our common stock on the NASDAQ National Market for the twenty (20) trading days immediately before the effective date of such registration statement is different than $8.225, the assumed amount.
(3) The number of shares of common stock being offered under this Prospectus includes those shares of our common stock issued at the closing of the acquisitions of SAC and DSA, and 537,464 additional shares which will be issued to the former SAC stockholders pursuant to the terms of the SAC Merger Agreement.
(4)      Assumes that all of the shares are sold pursuant to this Prospectus.
(5) None of the Registered Stockholders will beneficially own more than one percent (1%) of our outstanding shares after the sale of securities offered pursuant to the Prospectus.
(6) The number of shares of common stock indicated as beneficially owned and being offered under this Prospectus includes an aggregate of 537,464 additional shares to be issued to the former SAC stockholders pursuant to the terms of the SAC Merger Agreement.
(7) Voting and investment power is held by the Administrative Committee of the Space Applications Corporation Employer Stock Trust.
(8) Mr. Amrhein has been the President and General Manager of our Systems Solutions Group since November 1998. From January 1996 to June 1998, Mr. Amrhein was a Vice President of our company, and he was President and General Manager of Space Applications Corporation from June 1998 to December 1998. The shares owned beneficially as of April 23, 1999 include 3,000 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.
(9) Mr. Bucher is a Vice President of our company. The shares owned beneficially as of April 23, 1999 include 2,000 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.
(10) Mr. Cullian was an employee of our company until March 1999. The shares owned beneficially as of April 23, 1999 include 4,000 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.
(11) Dr. Heinsheimer has been our Senior Vice President and Chief Technical Officer since 1993. The shares owned beneficially as of April 23, 1999 include 9,250 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.
(12) Mr. Hunn is a consultant to our company, and was our Chief Financial Officer from September 1995 to October 1998, a Vice President from September 1995 to July 1998, a Senior Vice President from July 1998 to October 1998, and Secretary of our company from August 1997 to October 1998.
(13) Mr. Madewell has been our Senior Vice President, Corporate Development, since July 1998. Mr. Madewell joined our company in August 1997 as Vice President, Business Development. The shares owned beneficially as of April 23, 1999 include 1,000 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.
(14) Mr. McDevitt is our Vice President, Operations. The shares owned beneficially as of April 23, 1999 include 5,250 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.
(15) Mr. Meyers has been a Vice President of our Proposal Management Group since January 1998. Mr. Meyers joined our company as an Associate in January 1992. The shares owned beneficially as of April 23, 1999 include 3,000 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.
(16) Mr. Montgomery is a Vice President of the Proposal Management Group of our company. The shares owned beneficially as of April 23, 1999 include 3,000 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.
(17) Mr. Patel has been the President and General Manager of our Proposal Management Group since October 1998. From January 1995 to July 1996, Mr. Patel was the Vice President for the Department of Energy and Environmental Services. From August 1996 to June 1997, he was Vice President, Business Development, and he served as Vice President, Operations, from June 1997 until October 1998. The shares owned beneficially as of April 23, 1999 include 4,000 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.
(18) Mr. Wisehart is a Vice President of our Proposal Management Group. The shares beneficially owned as of April 23, 1999 include 3,000 shares issuable upon exercise of stock options which are exercisable during the 60 day period commencing April 20, 1999.

         We will prepare and file such amendments and supplements to the Registration Statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until the earlier to occur of (i) the date as of which all shares may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, pursuant to Rule 144 under the Securities Act or (ii) the date as of which all shares offered hereby have been resold. We have has agreed to pay the expenses, other than broker discounts and commissions, if any, in connection with this Prospectus.

                              PLAN OF DISTRIBUTION

         The Registered Stockholders have advised us that they will offer for sale, from time to time, all or a portion of the shares offered by this Prospectus in one or more private or negotiated transactions, in open market transactions on the Nasdaq National Market, in settlement of short sale transactions, in settlement of option transactions, or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices or otherwise. The Registered Stockholders may effect these transactions by selling the shares (i) to or through underwriters; (ii) through broker-dealers or agents, which may include underwriters, including: (a) in a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) in purchases by a broker or dealer and resale by such broker or dealer as a principal for its account pursuant to this Prospectus; (c) in ordinary brokerage transactions and (d) in transactions in which the broker solicits purchasers; or (iii) directly to one or more purchasers. THE REGISTERED STOCKHOLDERS AND ANY UNDERWRITERS, DEALERS, BROKERS OR AGENTS EXECUTING SELLING ORDERS ON BEHALF OF THE REGISTERED STOCKHOLDERS MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT AND ANY PROFITS ON THE SALE OF THE SHARES BY THEM AND ANY DISCOUNTS, COMMISSIONS OR CONCESSIONS RECEIVED BY SUCH UNDERWRITERS, DEALERS, BROKERS OR AGENTS MAY BE DEEMED TO BE UNDERWRITING DISCOUNTS AND COMMISSIONS UNDER THE SECURITIES ACT. The compensation to a particular underwriter, broker-dealer or agent may be in excess of customary commissions. To our knowledge, the Registered Stockholders have made no arrangement with any brokerage firm for the sale of the shares.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Registered Stockholders and, if they act as agent for the purchaser of such shares, from such purchaser. Broker-dealers may agree with the Registered Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Registered Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Registered Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive marketing making bids. In addition to and without limiting the foregoing, in connection with transactions in the shares, the Registered Stockholders and any underwriters, dealers, brokers or agents executing selling orders on behalf of the Registered Stockholders may be subject to applicable provisions of the Securities Exchange Act of 1934,as amended, and the rules and regulations thereunder, including, without limitation, Rule 10b-5 thereof and, insofar as SM&A and the Registered Stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the shares.

         The Registered Stockholders will pay all commissions, transfer taxes and other expenses associated with their sales of the shares. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this Prospectus. We have also agreed to indemnify the Registered Stockholders against certain liabilities, including, without limitation, liabilities arising under the Securities Act.

         We will not receive any of the proceeds from the sale of the shares by the Registered Stockholders.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

         Our common stock is currently traded on the Nasdaq National Market under the symbol "WINS." Concurrently with sales under this Prospectus, the Registered Stockholders may effect other sales of shares under Rule 144 or other exempt resale transactions. There can be no assurance that the Registered Stockholders, or any of them, will sell any or all of the shares offered hereunder.

                                  LEGAL MATTERS

         The validity of the shares offered pursuant to this Prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.


                                     EXPERTS

         The consolidated financial statements and related consolidated financial statement schedule, incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated in this Prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Decision-Science Applications, Inc. as of January 31, 1998 and 1997, and for each of the three years in the period ended January 31, 1998, incorporated in this Prospectus by reference from our Current Report on Form 8-K, filed with the SEC on August 21, 1998, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this Prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Space Applications Corporation as of June 27, 1997 and June 28, 1996, and for each of the three years in the period ended June 27, 1997, incorporated in this Prospectus by reference from our Current Report on Form 8-K, filed with the SEC on June 4, 1998, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included therein and incorporated in this Prospectus by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


                               RECENT DEVELOPMENTS

         On March 30, 1999, we entered into an Agreement and Plan of Reorganization and Merger with Systems Integration Software, a Delaware corporation ("SIS"), pursuant to which we acquired 100% of the outstanding common stock of SIS for an aggregate cash consideration of $3,330,000 and a contingent payment based on the future performance of SIS to be paid on March 31, 2000.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         SM&A's Amended and Restated Articles of Incorporation provide that the liability of SM&A's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of SM&A for breach of a director's duties to SM&A or its stockholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of SM&A or its stockholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper personal benefit; (iv) for acts or omission that show a reckless disregard for the director's duty to SM&A or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to SM&A or its stockholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to SM&A or its stockholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to stockholders or certain loans or guarantees.

         The Articles also provide that SM&A is authorized to provide indemnification to its agents, as defined in Section 317 of the California Corporations Code, through SM&A's Bylaws or through agreements with such agents or both, for breach of duty to SM&A and its stockholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         SM&A's Bylaws provide for indemnification of SM&A's officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. The Bylaws further provide that no indemnification shall be made in the case of a derivative suit in respect to any claim as to which such person has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval. Indemnification under the Bylaws is mandatory in the case of an agent of SM&A, present or past, who is successful on the merits in defense of a suit against him or her in such capacity. In all other cases where indemnification is permitted by the Bylaws, a determination to indemnify such person must be made by a majority of a quorum of disinterested directors, a majority of disinterested stockholders, or the court in which the suit is pending.

         SM&A has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that SM&A will indemnify, subject to certain requirements, each of SM&A's directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of SM&A, on account of services by such person as a director or officer of SM&A, or as a director or officer of any other company or enterprise to which the person provides services at SM&A's request.

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to SM&A's directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, SM&A has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

================================================================================

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the offering described in this Prospectus other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by SM&A or any of the Registered Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of SM&A since the date of this Prospectus or that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                            ------------------------

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Where You Can Find More
  Information..................................................................2
Incorporation of Certain Documents
  By Reference.................................................................3
Risk Factors...................................................................4
Cautionary Statement Regarding Forward-
  Looking Statements...........................................................9
Use of Proceeds...............................................................10
Registered Stockholders.......................................................11
Plan of Distribution..........................................................18
Legal Matters.................................................................20
Experts.......................................................................20
Recent Developments...........................................................20
Indemnification of Directors and Officers.....................................20

                            ------------------------



                                2,838,611 Shares



                                SM&A CORPORATION



                                  COMMON STOCK



                                -----------------

                                   PROSPECTUS

                                -----------------







                                  MAY 13, 1999

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the Offering described in this Registration Statement:

                  SEC registration fee...............................$  5,375.97
                  Printing and engraving expenses....................   2,000.00
                  Legal fees and expenses............................   6,000.00
                  Blue Sky fees and expenses.........................   3,000.00
                  Accounting fees and expenses.......................   4,000.00
                  Miscellaneous......................................   2,000.00
                                                                     -----------
                          Total......................................$ 22,375.97
                                                                     ===========

All of the above expenses will be paid by SM&A.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Articles of Incorporation limit, to the maximum extent permitted by California law, the personal liability of directors for monetary damages in an action brought by or in the right of the Registrant for breach of a director's duties to the Registrant or its stockholders, except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its stockholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper personal benefit; (iv) for acts or omission that show a reckless disregard for the director's duty to the Registrant or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its stockholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to stockholders or certain loans or guarantees.

     The Articles also authorize the Registrant to provide indemnification to its agents, as defined in Section 317 of the California Corporations Code, through the Registrant's Bylaws or through agreements with such agents or both, for breach of duty to the Registrant and its stockholders, in excess of the indemnification to agents or both, for breach of duty to the Registrant and its stockholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     The Registrant's Bylaws provide for indemnification of the Registrant's officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law,

     The Registrant has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that the Registrant will indemnify, subject to certain requirements, each of its directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by such person as a director or officer of the Registrant, or as a director or officer of any other company or enterprise to which the person provides services at the Registrant's request.


ITEM 16.  EXHIBITS

         EXHIBIT NO.            DESCRIPTION
         -----------            -----------

                4.1 Registration Rights Agreement dated May 29, 1998, by and among the Registrant and certain shareholders of Space Applications Corporation identified therein (filed on June 4, 1998 as Exhibit 2 to the Registrant's Current Report on Form 8-K and incorporated herein by reference)

                4.2 Registration Rights Agreement dated August 20, 1998, by and among the Registrant and certain shareholders of Decision-Science Applications, Inc. set forth therein (filed on August 21, 1998 as Exhibit 10.1 to the Registrant's Current Report on Form 8-K and incorporated herein by reference)

                5               Opinion of Rutan & Tucker, LLP*

                23.1            Consent of KPMG LLP*

                23.2            Consent of Ernst & Young LLP*

                23.3            Consent of Deloitte & Touche LLP*

                23.4            Consent of Rutan & Tucker, LLP (included in
                                Exhibit 5)*


------------------------
*    filed herewith

ITEM 17. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or
         Section 15(d) of the Securities of 1934, as amended, that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities of 1934, as amended; and, where interim financial information requires to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on May 10, 1999.

                                    SM&A CORPORATION


                                    By: /S/ MICHAEL A. PIRAINO
                                        ----------------------------------------
                                        Michael A. Piraino, President and Chief
                                        Operating Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                         TITLE                         DATE
          ---------                         -----                         ----

/s/ STEVEN S. MYERS                 Chief Executive Officer,         May 10, 1999
-----------------------------       Chairman of the Board and
Steven S. Myers                     Director (Principal
                                    Executive Officer)



/S/ MICHAEL A. PIRAINO              President, Chief Operating       May 10, 1999
-----------------------------       Officer, Chief Financial
Michael A. Piraino                  Officer, Secretary and
                                    Director, (Principal
                                    Financial and Principal
                                    Accounting Officer)



/S/ J. CHRISTOPHER LEWIS            Director                         May 10, 1999
-----------------------------
J. Christopher Lewis



                                                EXHIBIT INDEX




   EXHIBIT
     NO.                                       DESCRIPTION
   -------                                     -----------

4.1           Registration Rights Agreement dated May 29, 1998, by and among the
              Registrant and certain shareholders of Space Applications
              Corporation identified therein (filed on June 4, 1998 as Exhibit 2 to the Registrant's Current Report on Form 8-K and incorporated herein by reference)

4.2 Registration Rights Agreement dated August 20, 1998, by and among the Registrant and certain shareholders of Decision-Science
              Applications, Inc. set forth therein (filed on August 21, 1998 as
              Exhibit 10.1 to the Registrant's Current Report on Form 8-K and incorporated herein by reference)

5             Opinion of Rutan & Tucker, LLP

23.1          Consent of KPMG LLP

23.2          Consent of Ernst & Young LLP

23.3          Consent of Deloitte & Touche LLP

23.4          Consent of Rutan & Tucker, LLP (included in Exhibit 5)

